EXHIBIT 3.3

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CHINA MINING RESOURCES HOLDINGS LIMITED

                CHINA MINING RESOURCES HOLDINGS LIMITED, a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is:  “China Mining Resources Holdings Limited.”

2.             The Corporation’s original certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on September 27, 2007, and a certificate of amendment thereto was filed in that office on November 13, 2007 (such certificate of incorporation, as amended by such certificate of amendment, hereinafter, the “Original Certificate of Incorporation”).

3.             This amended and restated certificate of incorporation restates, integrates and amends the Original Certificate of Incorporation of the Corporation.

4.             This amended and restated certificate of incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

5.             The text of the Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE

The name of the corporation (the “Corporation”) is:

China Mining Resources Holdings Limited

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE FOUR

The Corporation’s existence shall terminate on                               , 2010 (such date, as it may be extended in accordance with paragraph E of Article Six hereof (which in no event shall be later than                           , 2011), is hereinafter referred to as the “Termination Date”).  Other than pursuant to paragraph E of Article Six hereof, this provision may only be amended in connection with, and such amendment (other than an amendment pursuant to paragraph E of Article Six hereof) shall become effective only upon, the consummation of an Initial Business Combination (as hereinafter defined).  A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Initial Business Combination or Extended Period (as hereinafter defined) pursuant to paragraph D or E, respectively, of Article Six hereof.

ARTICLE FIVE

The Corporation is authorized to issue a total of 30,500,000 shares, consisting of two classes of stock, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock the Corporation is authorized to issue is 30,000,000, with a par value of $0.0001 per share.  The total number of shares of Preferred Stock the Corporation is authorized to issue is 500,000, with a par value of $0.0001 per share.

A.            Preferred Stock.  The Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval.  The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.            Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

ARTICLE SIX

Paragraphs A through I of this Article Six shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation by the Corporation of any Initial Business Combination (the “Restricted Period”) and may not be amended during the Restricted Period without the affirmative vote of all of the holders of the Corporation’s outstanding shares of Common Stock.

A.            The following terms shall have the definitions provided below:

(i)            An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions or contractual arrangement, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the amount in the Corporation’s Trust Account (excluding deferred underwriting discounts and commissions but including any amounts paid to converting stockholders in connection with the approval of any Extended Period) at the time of execution of a definitive agreement relating to an Initial Business Combination.  If the Corporation shall seek to consummate a Business Combination as to more than one Target Business as its Initial Business Combination, then all such transactions shall occur simultaneously.

(ii)           “Fair market value” for purposes of this Article Six shall be determined by the Board of Directors of the Corporation based upon such financial standards as it shall determine are generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value.  If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Target Businesses have a sufficient fair market value to meet the 80% fair market value threshold described in item (i) above, then the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority (an “Independent Financial Advisor”).  The Corporation is not required to obtain an opinion from an Independent Financial Advisor as to the fair market value of the Target Business or Target Businesses if its Board of Directors independently determines that the Target Business or Target Businesses have sufficient fair market value to meet the 80% fair market value threshold.

(iii)          The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of the IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO, as well as a portion of the proceeds of the Corporation’s issuance of securities in a private placement to take place simultaneously with the consummation of the IPO.

(iv)          “IPO Shares” shall mean the shares of Common Stock issued in connection with the IPO.

B.            Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $78.4 million (or $89.9 million if the underwriters’ over-allotment option is exercised in full), comprising (i) $76.1 million of the net proceeds of the IPO, including $2.4 million in Deferred Underwriting Compensation (or $87.6 million of the net proceeds, including $2.76 million in Deferred Underwriting Compensation, if the over-allotment option is exercised in full) and (ii) $2.4 million of the proceeds from the Corporation’s issuance and sale in a private placement of 2,400,000 warrants (the “Insider Warrants”) to take place simultaneously with the consummation of the IPO.

C.            The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) up to $2,000,000 of interest income earned on the Trust Account to the Corporation to fund the Corporation’s working capital requirements, (ii) interest income earned on the Trust Account to the Corporation to pay the Corporation’s income or other tax obligations, (iii) such amounts as may be necessary to pay stockholders in respect of any IPO Shares that may be converted as provided in paragraph F of this Article Six in connection with a vote to consider an Extended Period as contemplated in paragraph E of this Article Six, (iv) in connection with an Initial Business Combination or thereafter, including, without limitation, the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (v) upon the Corporation’s liquidation or (vi) as otherwise set forth herein.

D.            Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL.  In addition to any other vote of stockholders of the Corporation required under applicable law or any listing agreement to which the Corporation is a party, the Corporation may consummate the Initial Business Combination only if:

(i) an amendment to this Amended and Restated Certificate of Incorporation providing for the perpetual existence of the Corporation is approved, at a duly held stockholder meeting (the “Business Combination Meeting”), by (A) a majority of the outstanding shares of Common Stock of the Corporation and (B) a majority of the IPO Shares that are voted (in person or by proxy) at the Business Combination Meeting; and

(ii) fewer than 40% of the IPO Shares (with such percentage determined on a cumulative basis as provided below) are converted into the right to receive a pro rata share of the Trust Account as provided in paragraph G of this Article Six.  In determining the number of IPO Shares that are so converted for this purpose, there shall be included, without duplication (A) all IPO Shares that are voted at the Extension Meeting against the proposal for the Extended Period and that are converted at the Extension Meeting into the right to receive a pro rata share of the Trust Account and (B) all IPO Shares that are voted at the Business Combination Meeting against the proposal for the Initial Business Combination and that are converted at the Business Combination Meeting into the right to receive a pro rata share of the Trust Account.

The Corporation will not enter into an Initial Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Initial Business Combination is fair to the Corporation’s stockholders from a financial perspective.

E.             If the Board of Directors anticipates that the Corporation may not be able to consummate an Initial Business Combination by the initial Termination Date provided in Article Four hereof and determines in its judgment that it is advisable for there to be an additional period of up to 12 months within which the Corporation may complete the Initial Business Combination, making the total period for such purpose end on a date not later than                               , 2011 (such extended period, the “Extended Period”), a resolution to that effect shall be adopted by not less than a majority of the whole Board of Directors, and the officers of the Corporation shall cause notice to be mailed to the stockholders of the Corporation entitled to vote thereon of the adoption of such resolution and of a meeting of stockholders of the Corporation to take action upon such resolution in accordance with the DGCL.  In addition to any other vote of stockholders of the Corporation required under applicable law or any listing agreement to which the Corporation is a party, the Corporation may adopt the Extended Period, and thereby extend the Termination Date provided in Article Four hereof to a date not later than                               , 2011 only if:

(i) the amendment to this Amended and Restated Certificate of Incorporation providing for the Extended Period is approved, at a duly held stockholder meeting (the “Extension Meeting”), by (A) a majority of the outstanding shares of Common Stock of the Corporation and (B) a majority of the IPO Shares that are voted (in person or by proxy) at the Extension Meeting; and

(ii) fewer than 40% of the IPO Shares (with such percentage determined on a cumulative basis as provided in paragraph D above) are (A) voted (in person or by proxy) at the Extension Meeting against such amendment and (B) converted into the right to receive a pro rata share of the Trust Account as provided in paragraph G of this Article Six.

For the avoidance of doubt, if the Board of Directors of the Corporation determines it advisable, both the Extended Period and the Initial Business Combination may be considered by the stockholders of the Corporation at the same stockholder meeting, in which case the terms “Extension Meeting” and “Business Combination Meeting” as used herein shall refer to one and the same meeting.

F.             In the event that the Corporation does not consummate an Initial Business Combination by the Termination Date (as such Termination Date may have been extended pursuant to paragraph E of this Article Six), or if Public Stockholders holding 40% of the IPO Shares or more (with such percentage determined on a cumulative basis as provided in paragraph D above) vote against approval of the proposed Initial Business Combination or the Extended Period (as applicable) and elect to convert their IPO Shares into a pro rata share of the Trust Account as provided in paragraph G of this Article Six, all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of dissolving and liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares.  The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

G.            At the time the Corporation seeks approval of the Initial Business Combination or the Extended Period in accordance with paragraphs D or E, respectively, of this Article Six, each holder of IPO Shares (each a “Public Stockholder”) who votes his, her or its IPO Shares against the proposal to approve the Initial Business Combination or who votes his, her or its IPO Shares against the proposal to approve the Extended Period (or against both proposals in the case of a single stockholder meeting held to consider both proposals) may, at his, her or its option, convert his, her or its IPO Shares into cash at a per share conversion price (the “Conversion Price”), calculated, in the case of a stockholder meeting to consider the Initial Business Combination, as of two business days prior to the proposed consummation of the Initial Business Combination, and in the case of a stockholder meeting to consider the Extended Period or both the Extended Period and the Initial Business Combination, as of the date of the Extension Meeting, equal to (A) the amount in the Trust Account, inclusive of (x) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Insider Warrants, (y) the amount held in the Trust Account representing the Deferred Underwriting Compensation and (z) any interest income earned on the funds held in the Trust Account, net of taxes payable, that is not released to the Corporation to cover its operating expenses in accordance with paragraph C above, divided by (B) the number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any).  If an Extended Period is approved in accordance with paragraph E above, subject to the availability of lawful funds therefor, the Company will convert IPO Shares held by those Public Stockholders who have affirmatively elected to convert their IPO Shares and who voted against the Extended Period into cash at the Conversion Price.  If the Corporation proceeds with the Initial Business Combination in accordance with paragraph D above, subject to the availability of lawful funds therefor, it will convert IPO Shares held by those Public Stockholders who have affirmatively elected to convert their IPO Shares and who voted against the Initial Business Combination into cash at the Conversion Price.  Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of an Extended Period or Initial Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation.  If Public Stockholders holding 40% of the IPO Shares or more (with such percentage determined on a cumulative basis as provided in paragraph D above) vote against approval of the proposed Initial Business Combination or the Extended Period (as applicable) and elect to convert their IPO Shares, the Corporation will not proceed with such Extended Period or Initial Business Combination and will not convert any IPO Shares.  Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group”, will be prohibited from demanding conversion with respect to more than 10% of the IPO Shares.  IPO Shares converted in connection with the approval of the Extended Period and the Initial Business Combination will be aggregated for purposes of this 10% limit.

 H.           A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event that the Corporation does not consummate an Initial Business Combination by the Termination Date (as such Termination Date may have been extended pursuant to paragraph E of this Article Six), or in the event such holder demands conversion of his, her or its shares in accordance with paragraph G above.  Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

I.              Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise.

ARTICLE SEVEN

                The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors.  Election of directors need not be by ballot unless the Corporation’s bylaws so provide.  No stockholder will be permitted to cumulate votes at any election of directors.

B.            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.  The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s bylaws.  The Corporation’s bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation.  No bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such bylaw had not been adopted, amended, altered or repealed.

C.            The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the

Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.            In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and the Corporation’s bylaws.

E.             Upon consummation of the IPO, the Board of Directors shall be divided into three classes, designated Class A, Class B and Class C, as nearly equal in number as possible.  The Board of Directors shall have the authority to assign the members of the Board of Directors to such classes at the time such classification becomes effective.  The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders to be held after consummation of the IPO, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders to be held after consummation of the IPO and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders to be held after consummation of the IPO.  Commencing at the first such annual meeting of stockholders, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

F.             Subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders.

ARTICLE EIGHT

                The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.            The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses

(including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE NINE

                Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.  This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.

ARTICLE TEN

                Subject to the provisions set forth in Article Sixth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its [Chief Executive Officer] as of this day of                           , 2008.